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                        RENT-A-CENTER ANNOUNCES AGREEMENT
                           TO ACQUIRE RAINBOW RENTALS

PLANO, TEXAS AND CLEVELAND, OHIO, FEBRUARY 4, 2004 - Rent-A-Center, Inc. (Nasdaq/NNM:RCII) (the "Company" or "Rent-A-Center"), the leading rent-to-own operator in the United States, and Rainbow Rentals, Inc. (Nasdaq/RBOW) ("Rainbow"), a major rental purchase company operating 124 stores in 15 states, announced today that they have entered into a definitive agreement pursuant to which Rent-A-Center will acquire Rainbow for $16.00 in cash per share of Rainbow common stock. The agreement also provides that each holder of options of Rainbow, will receive an amount equal to the difference between $16.00 and the exercise price of the option.

"We are very excited about this acquisition of Rainbow," commented Mark E. Speese, the Company's Chairman of the Board and Chief Executive Officer. "Wayland Russell and his management team have built a successful rent-to-own operation for which we have a great deal of respect. The operating philosophies of Rent-A-Center and Rainbow are similar and, given our track record of successfully integrating acquisitions and our proven business model, we believe that this transaction will create additional value for our stockholders," continued Mr. Speese. "Furthermore, we expect to realize cost savings in advertising, purchasing of rental merchandise and overhead. As a result, following an initial transition period, we believe the transaction will be accretive to our 2004 earnings per share with additional accretion thereafter," Mr. Speese said.

Mr. Wayland Russell, Chairman and CEO of Rainbow indicated, "We have a high regard for Rent-A-Center and its strong senior management team. We believe that our customers will be well served by this transaction and that it will provide growth opportunities for our nearly 900 talented associates. As a co-founder of Rainbow 18 years ago, I have great pride in our collective accomplishments which have now culminated with the sale of our business to a first-class industry-leader."

Mr. Russell stated "We are pleased that Rent-A-Center has made this all cash offer to our shareholders, which has been unanimously approved by our Board of Directors. Our President, Michael Viveiros, and I have approved the transaction and have entered into voting agreements with Rent-A-Center under which we have agreed to vote our shares in favor of this transaction."

Rent-A-Center intends to fund the acquisition primarily with cash on hand, as well as availability under its senior credit facility. The acquisition, which is expected to be completed in the second quarter of 2004, is conditioned upon customary closing conditions for a transaction of this nature, including the receipt of requisite regulatory approval and approval of Rainbow's shareholders.

Rainbow was advised by NatCity Investments, Inc. in connection with this transaction.

Rent-A-Center will broadcast its quarterly earnings conference call on Tuesday, February 10, 2004 at 10:45 AM ET over the Internet. This call will discuss both the Company's earnings release that will be issued after the close of the market on Monday, February 9, 2004 and provide further information concerning the Rainbow acquisition. Audio of the call will be broadcast live

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and will be available on the Investor Relations section of the Company's website, located at http://investor.rentacenter.com.

ABOUT THE COMPANIES

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 2,651 company-owned stores nationwide and in Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase arrangements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 327 rent-to-own stores, 315 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 124 rental-purchase stores in 15 states - Connecticut, Georgia, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, and Virginia. Rainbow also accepts product orders by phone and at its website, located at www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the parties' ability to receive regulatory approval on terms acceptable to them,
(ii) the approval of the transaction by Rainbow's shareholders, (iii) the ability of the Company to successfully integrate the acquired stores into the Company's operating system, (iv) the Company's ability to enhance the performance of the acquired stores, (v) the ability of the parties to close the transaction in the time period currently anticipated, (vi) the satisfaction of the closing conditions to the transaction, (vii) the ability to realize the cost savings anticipated, and (viii) the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q for the three month periods ending March 31, 2003, June 30, 2003 and September 30, 2003. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACTS FOR RENT-A-CENTER, INC.:

David E. Carpenter
Director of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

CONTACTS FOR RAINBOW RENTALS, INC.

Wayland Russell
Chairman and CEO
(330) 553-5363